Filed pursuant to Rule 433

Dated August 21, 2006

Relating to

Preliminary Prospectus Supplement dated August 21, 2006

Relating to

Prospectus dated January 9, 2006 to

Registration Statement 333-130929

$500 million FLOATING RATE SENIOR NOTES DUE AUGUST 24, 2009

FINAL TERM SHEET

Issuer:	Washington Mutual, Inc.
Rating:	A3/A-/A (Stable / Positive / Stable)
Note Type:	Senior Notes
Principal Amount:	$500,000,000
Trade Date:	August 21,2006
Settlement Date:	August 24, 2006 (T+3)
Maturity Date:	August 24, 2009
Coupon:	3 month LIBOR + 14 bps
Interest Rate Basis:	3 month LIBOR (Telerate Page 3750)
Re-offer Spread to Index:	+ 14 bps
Interest Payment Dates:	Quarterly on February 24, May 24, August 24, and November 24 commencing November 24, 2006
Interest Determination Dates:	Two London banking days prior to the first day of the relevant interest period
Day Count:	Actual/360
Business Day Convention:	Modified Following Adjusted
Reoffer Price:	100%
Gross Fee:	.15%
All-in Price:	99.85%
Proceeds (before expenses) to issuer:	$499, 250,000
Denominations:	Minimum of $2,000 and increments of $1,000 thereafter
CUSIP Number:	939322 AW 3
ISIN Number:	US939322AW36
Bookrunners:	Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated
Co-Managers:	Credit Suisse, Deutsche Bank, Lehman Brothers

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or 1-866-718-1649.

Filed pursuant to Rule 433

Dated August 21, 2006

Relating to

Preliminary Prospectus Supplement dated August 21, 2006

Relating to

Prospectus dated January 9, 2006 to

Registration Statement 333-130929

$400 million 5.50% SENIOR NOTES DUE AUGUST 24, 2011

FINAL TERM SHEET

Issuer:	Washington Mutual, Inc.
Rating:	A3/A-/A (Stable / Positive / Stable)
Note Type:	Senior Notes
Principal Amount:	$400,000,000
Trade Date:	August 21,2006
Settlement Date:	August 24, 2006 (T+3)
Maturity Date:	August 24, 2011
Coupon:	5.50%
Coupon Payment Dates:	February 24 , August 24, commencing February 26, 2007
Day Count:	30/360
Pricing Benchmark::	UST 4.875% 7/11
Benchmark Yield:	4.763%
Reoffer Spread:	+ 76 bps
Reoffer Yield:	5.523%
Reoffer Price:	99.901%
Gross Fee:	.25%
All-in Price:	99.651%
Proceeds (before expenses) to issuer:	$398,604,000
Denominations:	Minimum of $2,000, and increments of $1,000 thereafter
CUSIP Number:	939322 AX 1
ISIN Number:	US939322AX19
Bookrunners:	Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated
Co-Managers:	Credit Suisse, Deutsche Bank, Lehman Brothers

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or 1-866-718-1649.